Exhibit 99.1
SOMAXON PHARMACEUTICALS APPOINTS
CHIEF FINANCIAL OFFICER AND ANNOUNCES
SENIOR LEADERSHIP PROMOTIONS
SAN DIEGO, CA — April 12, 2010 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced the appointment of Tran B. Nguyen as Vice President and Chief Financial Officer. The company also announced other executive management team updates.
“Tran’s finance experience in the life science industry makes him an excellent addition to the Somaxon team,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “Tran’s hiring rounds out our senior management team, and enhances our ability to execute on our corporate strategy by focusing on our key objectives of establishing a U.S. commercial partnership, building a U.S. commercial presence and preparing to launch Silenor in the second half of 2010.”
Mr. Nguyen brings to Somaxon over 10 years of finance experience primarily focused in the life science industry. Mr. Nguyen was most recently Chief Financial Officer of Metabasis Therapeutics, Inc., a publicly traded biopharmaceutical company that was acquired by Ligand Pharmaceuticals Incorporated in January 2010. Prior to Metabasis, Mr. Nguyen was a Vice President in the healthcare investment banking groups at Citi Global Markets, Inc. and Lehman Brothers, Inc. where he successfully executed numerous capital raising and strategic transactions for life science clients.
Central to the execution of Somaxon’s strategy is an executive leadership team capable of driving the company toward its long-term financial and strategic goals. To that end, Somaxon also announced the following management updates, each effective April 1, 2010:
•	Jeffrey Raser was promoted to the newly created role of Senior Vice President and Chief Commercial Officer. In this role, Mr. Raser will be responsible for all of Somaxon’s sales, marketing, managed care and other commercial operations.

•	Brian Dorsey was promoted to Senior Vice President, Technical Operations. In this role, Mr. Dorsey will manage all of Somaxon’s activities relating to research and development, regulatory affairs, medical affairs, manufacturing and quality.

•	Matthew Onaitis was promoted to Senior Vice President and General Counsel. In this role, Mr. Onaitis will manage all of Somaxon’s legal, compliance, intellectual property and business development activities.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor® (doxepin) has been approved by the FDA for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions readers that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential commercialization of Silenor and the potential to establish a commercial partnership or other strategic transaction are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; the potential to enter into and the terms of any commercial partnership or other strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent commercialization, or that could result in recalls or product liability claims; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully launch commercial sales or meet anticipated market demand; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of non-clinical studies and post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to raise sufficient capital and meet its obligations to parties under financing agreements, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing or planned operations; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

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Contact:	Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963